Exhibit 99.1

KBL Merger Corp. IV SPAC Signs Definitive Business Combination Agreement

to Acquire CannBioRx Life Sciences Corp.

Programs Focused on Developing Novel Anti-Inflammatory Drugs, including Scientifically Developed, Non-Psychoactive Cannabinoids that Target Key Pathways in Inflammatory Diseases

NEW YORK, JULY 26, 2019 – KBL Merger Corp. IV (NASDAQ: KBLM) (“KBLM”), a Special Purpose Acquisition Company (SPAC), announced today that it has executed a definitive business combination agreement for the merger of a wholly owned subsidiary of KBLM with CannBioRx Life Sciences Corp. (“CannBioRx”), a drug development company focused on treating inflammatory diseases. The transaction is subject to the approval by KBLM's and CannBioRx's respective shareholders. There can be no assurance that the proposed transaction will be completed on the terms set forth in the definitive agreement, or at all.

CannBioRx has three synergistic programs that operate at the intersection of the biotech and cannabis industries:

•	A clinical-stage program focused on the discovery and development of novel therapies to treat fibrosis. This fully enrolled Phase 2b program expects results in Dupuytren’s disease during the fourth quarter of 2020.
•	A preclinical cannabinoid program focused on the development and commercialization of unique pharmaceutical-grade cannabinoids for arthritis, pain, diabetes and obesity.
•	A preclinical program developing innovative, orally available therapies harnessing the brain’s nicotinic receptors to treat inflammatory diseases, such as ulcerative colitis, gout and multiple sclerosis.

“These three unique programs will enable us to efficiently target several key pathways in inflammation and capitalize on two decades of extensive scientific research on the relationship between cannabinoids and inflammation,” said Prof. Sir Marc Feldmann, Founder and Co-Chairman of CannBioRx. “We believe that the use of synergistic combination therapies across our programs could be important for providing cost-effective healthcare in the future. We also believe that creating an entity and robust pipeline in each of its programs diversifies our risk. We are a global company comprised of senior scientists affiliated with Oxford, Stanford and Hebrew Universities. We intend to not only advance drug development and clinical trials for existing programs but also to identify new patent-protected compounds, including novel cannabinoids that expand our therapeutic impact in the industry.”

“Upon the completion of the transaction, we expect to be one of a limited number of NASDAQ-listed companies developing non-plant-touching, pharmaceutical-grade, non-psychoactive cannabinoids. These drugs are intended to provide safer, uniform dosing, according to regulatory agency standards,” added Dr. Marlene Krauss, CEO of KBLM, who will also assume the role of CEO of the combined company. “We believe that CannBioRx’s distinctive position is enhanced by the fact that the cannabinoid program is being developed in tandem with its other novel drug development programs that are also focused on inflammation. The programs range from pre-clinical programs to a program in a Phase 2b clinical trial. This could potentially provide us with a pipeline of drug candidates in sequential stages of development and addresses what we believe to be large untapped markets.”

The founders and co-chairmen of CannBioRx, Prof. Sir Marc Feldmann and Prof. Lawrence Steinman, will be charged with leading the drug development programs of the combined company. They both have significant expertise in developing new therapeutics that resulted in billion-dollar markets. Lasker awardee Prof. Feldmann performed groundbreaking work in discovering and developing anti-TNF (Tumor Necrosis Factor) therapy. The license of his patent to Centocor Biotech led to the development of Remicade1, and AbbVie licensed his patents for use with Humira2.

Additionally, Prof. Steinman’s work led to the development of Tysabri for treating multiple sclerosis and inflammatory bowel disease, which was sold to Biogen and currently generates approximately $2 billion in revenue. Prof. Steinman also founded Neurocrine Biosciences, which currently has a market capitalization of approximately $7.7 billion.

Dr. Jonathan Rothbard, CannBioRx’s Chief Scientific Officer, was involved in establishing Amylin Pharmaceuticals, which was acquired by Bristol-Myers Squibb in 2012 for $7 billion. He was also involved in establishing the early-stage biotech companies ImmuLogic Pharmaceutical Corp, CellGate and Cardinal Therapeutics.

“We look forward to working with this stellar team in combination with our decades of expertise in financing, as well as growing and managing public and private companies,” concluded Dr. Krauss. “Our mission is to create value for our investors and new modalities of treatment that can potentially be effective in treating illnesses that affect millions of people. Our teams are working together to close the transaction in a timely manner.”

The stockholders of CannBioRx will receive, in the aggregate, a number of shares of KBLM based on a pre-money valuation of $175 million (with deductions for liabilities existing at the closing of the transaction in excess of $5 million divided by 10). The definitive agreement contains a closing condition requiring KBLM to have net tangible assets of at least $5 million after giving effect to any redemptions of KBLM common stock by the KBLM stockholders prior to the merger.

Upon the closing of the transaction, CannBioRx intends to establish the following leadership team:

Prof. Sir Marc Feldmann, Co-Chairman of the Board of Directors – A renowned immunologist, Fellow of Royal Society, Member of the National Academy of Sciences USA, Crafoord Prize awardee and European inventor-of-the-year, he is an Emeritus professor at the University of Oxford and inventor of anti-TNF (Tumor Necrosis Factor) therapy, which is the world’s biggest selling drug class.3 With his team, he discovered and developed the advantages of targeting TNF, as well as using combination therapies. For his groundbreaking work, he was knighted by the Queen in U.K. and also received the Australian equivalent, Companion of Order of Australia.

Prof. Lawrence Steinman, Co-Chairman of the Board of Directors – Professor of Neurology and Pediatrics at Stanford University. Prof. Steinman has been on the faculty at Stanford for 39 years, and his lab is dedicated to understanding the pathogenesis of autoimmune diseases, particularly multiple sclerosis. He was on the Board of Directors of Centocor, as well as received a B.A. from Dartmouth College and M.D. from Harvard Medical School. Prof. Steinman is an elected member of the National Academy of Sciences and National Academy of Medicine, and is the recipient of the Charcot Prize for Lifetime Achievement in Multiple Sclerosis and Cerami Prize for Translational Medicine.

Dr. Marlene Krauss, President and Chief Executive Officer – Founder and Managing Director of three (3) KBL venture capital funds with institutional investors. Dr. Krauss was previously CEO and chairman of three (3) healthcare-oriented KBL SPACs and managed more than $1 billion in healthcare investments. She has decades of experience in acquiring, growing and selling more than 30 companies. She trained and practiced as a retinal surgeon and is a fellow of the American Academy of Ophthalmology. Dr. Krauss received a B.A. from Cornell University, M.D. from Harvard Medical School and M.B.A. from Harvard Business School.

Dr. Jonathan Rothbard, Chief Scientific Officer – Responsible for helping to establish a variety of successful biotech companies, including Amylin Pharmaceuticals (acquired by Bristol-Myers Squibb in 2012 for $7 billion), ImmuLogic, CellGate and Cardinal Therapeutics. Dr. Rothbard completed his post-doctoral fellowship with Dr. Gerald Edelman at Rockefeller University and served as Head of the Molecular Immunology Laboratory at the Imperial Cancer Research Fund in London before returning to Stanford University.

George Hornig, Chief Operating Officer and Acting Chief Financial Officer – Has more than 35 years of senior operating, banking and venture capital investment experience. He is the Chairman of KBL Merger Corp. IV and former Senior Managing Director and COO of PineBridge Investments, Credit Suisse Asset Management and Deutsche Bank (Americas). He was also a co-founder and former COO of Wasserstein Perella & Co. Mr. Hornig received an A.B., M.B.A. and J.D. from Harvard University.

Prof. Jagdeep Nanchahal, Chief Medical Officer – A Fellow of the Royal College of Surgeons and surgeon-scientist who acquired considerable skills using human disease tissue to identify mechanisms of disease. He modernized technology, first developed by Prof. Feldmann, for unravelling the complexity of rheumatoid arthritis. Prof. Nanchahal has driven the identification of new (patented) targets in fibrosis and is performing the Depuytren’s disease clinical trial, for which he raised a grant from the Wellcome Trust.

Prof. Raphael Mechoulam, Scientific Advisor and Co-Founder – The pioneer of the field of cannabis chemistry, identifying the major components, synthesizing them and discovering the body’s own cannabinoids, known as endocannabinoids. Prof. Mechoulam is an elected member of the Israel Academy of Sciences and Humanities and twice a recipient of the Israel Prize in Exact Sciences.

The Form 8-K relating to the definitive agreement for the proposed transaction to be filed with the SEC can be viewed at www.sec.gov.

1 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4279876/

2 https://www.fiercepharma.com/pharma/pharma-s-top-meds-next-year-include-abbvie-hotshot-humira-and-some-newer-products

3 https://www.frontiersin.org/articles/10.3389/fphar.2017.00460/full

About KBL Merger Corp. IV

KBL Merger Corp. IV is a blank check company that completed its IPO in June 2017, raising $115 million with the goal of identifying and acquiring a company with a strong value proposition mainly in the U.S. healthcare or healthcare-related wellness industry. KBLM currently has approximately $50,065,226 in its trust account. KBLM is focused on the health and wellness industries due to its management's deep experience in these large, growing segments of the U.S. economy. This is Dr. Krauss' fourth SPAC in the healthcare space.

Additional Information and Where to Find It

In connection with the proposed transactions described herein, KBLM and CannBioRx will prepare a proxy statement/prospectus for KBLM’s stockholders and a registration statement on Form S-4 to be filed with the Securities and Exchange Commission. KBLM's proxy statement/prospectus will be mailed to KBLM's stockholders that do not opt to receive the document electronically. KBLM and CannBioRx urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about the proposed business combination transaction. Such persons can also read KBLM's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. KBLM's definitive proxy statement/prospectus, which will also be included in the registration statement, will be mailed to stockholders of KBLM as of a record date to be established for voting on the transactions described in this report. KBLM's stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: KBLM, 527 Stanton Christian Road Newark, DE 19713; e-mail: admin@kblvc.com. These documents, once available, can also be obtained, without charge, at the Securities and Exchange Commission's web site (http://www.sec.gov).

Participants in Solicitation

KBLM and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of KBLM's stockholders to be held to approve the transactions described in this press release. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of KBLM's stockholders in connection with the proposed transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about KBLM's executive officers and directors in its Annual Report on Form 10-K, which was filed with the SEC on April 1, 2019. You can obtain free copies of these documents from KBLM using the contact information above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of KBLM and CBRX, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, KBLM's and CannBioRx's inability to complete the proposed business combination transaction contemplated by the Definitive Agreement, matters discovered by the parties as they complete their respective due diligence investigation of the other; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by KBLM stockholders; the ability to meet Nasdaq's listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; expectations with respect to future performance, growth and anticipated acquisitions; ability to recognize the anticipated benefits of the proposed business combination; the timing of the completion of the proposed business combination; CannBioRx's ability to execute its plans to develop and market new drug products and the timing and costs of these development programs; CannBioRx's estimates of the size of the markets for its potential drug products; potential litigation involving KBLM or CannBioRx or the validity or enforceability of CannBioRx's intellectual property; global economic conditions; geopolitical events and regulatory changes; access to additional financing; and other risks and uncertainties indicated from time to time in filings with the SEC. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in KBLM's most recent filings with the SEC and will be contained in the proxy statement/prospectus to be filed as result of the transactions described above. All subsequent written and oral forward-looking statements concerning KBLM or CannBioRx, the transactions described herein or other matters and attributable to KBLM or CannBioRx or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. None of KBLM or CannBioRx undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

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Media Contacts
Lewis Goldberg / Caitlin Kasunich
212.896.1216 / 212.896.1241
lgoldberg@kcsa.com / ckasunich@kcsa.com

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